Exhibit 3.1.1

HCP SPINCO, INC.

ARTICLES OF AMENDMENT

HCP SPINCO, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect (the “Charter”) pursuant to Section 2-601 et seq. of the Maryland General Corporation Law (the “MGCL”) by deleting therefrom in its entirety the existing Article II and inserting in lieu thereof, the following new Article II:

ARTICLE II

NAME

The name of the Corporation is:

Quality Care Properties, Inc.

SECOND:  The foregoing amendment to the Charter as set forth in these Articles of Amendment is limited to a change expressly authorized by Section 2-605 of the MGCL to be made without action by the stockholders, and was approved by a majority of the entire Board of Directors without action by the stockholders.

THIRD:  The undersigned Executive Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Executive Vice President, and attested to by its Assistant Secretary, on this 22nd day of June, 2016.

ATTEST:		HCP SPINCO, INC.

	/s/ Scott A. Graziano	By:		/s/ Troy E. McHenry
Name:	Scott A. Graziano		Name:	Troy E. McHenry
Title:	Assistant Secretary		Title:	Executive Vice President